Exhibit 99.1

For further information contact:
Joseph B. Zanco, President and CEO
(337) 948-3033 or our Conversion Center
(844) 303-2265

Release Date:	September 8, 2021

For Immediate Release

ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK

ANNOUNCES EXTENSION OF SUBSCRIPTION OFFERING PERIOD AND COMMENCEMENT OF COMMUNITY OFFERING

Opelousas, Louisiana – St. Landry Homestead Federal Savings Bank (the “Bank”), a Federally chartered mutual savings bank headquartered in Opelousas, Louisiana, today announced that, in light of the continuing effects of Hurricane Ida on certain areas in Louisiana, the Bank and Catalyst Bancorp, Inc. (the “Company”), the recently formed Louisiana corporation which will become the new holding company for the Bank, have decided to extend the period for the subscription offering of the Company’s common stock from September 8, 2021 until 4:00 p.m., Central Time, on Friday, September 17, 2021. As a result, all orders by eligible account holders, supplemental eligible account holders and other members must now be physically received (not postmarked) by the Company no later than 4:00 p.m., Central Time, on Friday, September 17, 2021.

In addition, the Bank and the Company are commencing the community offering, with a preference given to residents of specified communities served by the Bank. The community offering also is scheduled to expire as of 4:00 p.m., Central Time, on Friday, September 17, 2021. However, the Company may in its sole discretion and without further notice, elect to close the community offering at an earlier date or time depending upon, among other factors, receipt of orders. Valid orders received, or to be received, in the subscription offering will receive priority over orders received in the community offering.

“While we were fortunate that the Bank’s market area was largely unscathed by the effects of Hurricane Ida,” stated Joseph B. Zanco, President and Chief Executive Officer of the Company and the Bank, “the mail continues to be slow and we want to make sure that our depositors in south Louisiana have sufficient opportunity to participate in the offering if they so choose.”

Additional information is available from our Stock Information Center. The phone number of the Stock Information Center is (844) 303-2265. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on weekends and bank holidays.

Piper Sandler & Co. is assisting the Company in selling its common stock in the subscription and community offerings on a best efforts basis.

St. Landry Homestead Federal Savings Bank is headquartered in Opelousas, Louisiana. At June 30, 2021, the Bank had total assets of $238.6 million, deposit accounts of $177.9 million and equity of $50.7 million.

This press release contains certain forward-looking statements about the conversion and the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and St. Landry Homestead Federal Savings Bank, and changes in the securities markets. Except as required by law, the Bank does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The Company has filed a prospectus concerning the conversion and offering with the Securities and Exchange Commission. You are urged to read the prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company free of charge at the Securities and Exchange Commission’s website, www.sec.gov. You can also call the Securities and Exchange Commission at 1-800-SEC-0330.

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